Exhibit 99.1

FOR IMMEDIATE RELEASE

SENSEONICS HOLDINGS, INC. REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

GERMANTOWN, MD, August 8, 2018 —Senseonics Holdings, Inc. (NYSE-American: SENS), a medical technology company focused on the development and commercialization of a long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today reported financial results for the second quarter ended June 30, 2018.

RECENT HIGHLIGHTS & ACCOMPLISHMENTS:

•	Received FDA approval for the Eversense® CGM System, the first and only long-term implantable continuous glucose monitoring system
•	Completed first commercial insertion in the U.S.
•	Secured first U.S. payor coverage of Eversense from Horizon Blue Cross Blue Shield of New Jersey
•	Eversense Mobile Clinic traveling across the U.S. training physicians
•	Eversense® XL System introduced across the existing European markets
•	Strengthened balance sheet with additional $150 million of gross proceeds through completion of underwritten equity offering

“Second quarter was a very significant period for Senseonics. We received FDA approval for the Eversense System, began our U.S. commercial launch at ADA, and subsequently, in just six weeks, secured reimbursement from BCBS New Jersey. Additionally, our penetration in the EMEA market continues to grow as we have expanded availability of the Eversense XL across Europe,” said Tim Goodnow, President and Chief Executive Officer of Senseonics. “As we go forward in the balance of 2018, we will continue to execute on our commercial strategy and clinical development programs as we work toward label expansion and additional regulatory approvals.”

SECOND QUARTER 2018 RESULTS:

Revenue was $3.6 million for the second quarter of 2018, compared to $0.8 million for the second quarter of 2017 and $2.9 million for the first quarter of 2018.

Second quarter 2018 sales and marketing expenses increased $2.7 million versus first quarter 2018, to $6.2 million. The increase in sales and marketing expenses was primarily driven by an increase in compensation expense associated with adding additional sales resources to prepare for a United States launch in 2018, as well as to support and expand the distribution of Eversense in Europe.

Second quarter 2018 research and development expense was essentially flat compared to first quarter 2018 and $2.7 million greater than second quarter 2017.  The year-over-year increase in research and development expenses was primarily driven by the on-going support of our pre-market approval application including the completion of the Advisory Panel activity.

Second quarter 2018 general and administrative expenses increased $1.4 million over first quarter 2018 and increased $1.5 million over second quarter 2017, to $5.4 million. The year-over-year increase in general and administration expenses was primarily driven by an increase in compensation, legal and other administrative expense associated with supporting operational growth.

Net loss was $32.5 million, or $0.23 per share, in the second quarter of 2018, compared to $12.4 million, or $0.12 per share, in the second quarter of 2017. This compares to a first quarter 2018 net loss of $22.3 million or $0.16 per share. The increase in net loss in the second quarter of 2018 compared to the first quarter of 2018 was driven primarily by a $5.3 million increase in the loss from the change in fair value of the derivative liability and a  $4.1 million increase in operating expense. Excluding the change in the increase of the derivative liability during the second quarter 2018, net loss for the three months ended June 30, 2018 would have been $22.3 million or $0.16 per share.  Second quarter 2018 net loss per share for the three months ended June 30, 2018 was based on 138.8 million weighted average shares outstanding, compared to 103.7 million weighted average shares outstanding in the second quarter of 2017.

As of June 30, 2018, cash, cash equivalents, and marketable securities were $191.9 million and outstanding indebtedness was $72.7 million.

CONFERENCE CALL AND WEBCAST INFORMATION

Company management will host a conference call at 4:30 pm (Eastern Time) today, August 8, 2018, to discuss these financial results. This conference call can be accessed live by telephone or through Senseonics’ website.

(877)344-7529	http://www.senseonics.com and select the “Investor Relations” section
Live Teleconference Information: Dial in number: (877)883-0383 International dial in: (412)902-6506	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics' CGM systems, Eversense and Eversense XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile application on the user's smartphone.

FORWARD LOOKING STATEMENTS

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the clinical development of future generations of Eversense, the expanded commercialization of Eversense and Eversense XL in Europe, label expansion, additional regulatory approvals, and other statements containing the words “expect,” “intend,” “may,” “projects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the regulatory approval process, uncertainties inherent in the expanded commercial launch of Eversense and Eversense XL in Europe and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2017, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

INVESTOR CONTACT R. Don Elsey Chief Financial Officer 301.556.1602 don.elsey@senseonics.com

FINANCIAL STATEMENTS TO FOLLOW:

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2018	2017

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$183,928	$16,150
Marketable securities	7,954	20,300
Accounts receivable, primarily from a related party	2,988	3,382
Inventory, net	8,400	2,991
Prepaid expenses and other current assets	4,195	2,092
Total current assets	207,465	44,915

Deposits and other assets	205	176
Property and equipment, net	998	853
Total assets	$208,668	$45,944

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,172	$7,712
Accrued expenses and other current liabilities	9,863	5,428
Notes payable, current portion	10,000	10,000
Total current liabilities	25,035	23,140

Notes payable, net of discount	9,619	14,414
Convertible senior notes, net of discount	34,469	—
Derivative liability	32,312	—
Notes payable, accrued interest	1,444	1,054
Other liabilities	73	69
Total liabilities	102,952	38,677

Commitments and contingencies (Note 8)

Stockholders’ equity:
Common stock, $0.001 par value per share; 450,000,000 and 250,000,000 shares authorized, 175,897,790 and 136,882,735 shares issued and outstanding as of June 30, 2018 and December 31, 2017	177	137
Additional paid-in capital	424,131	270,953
Accumulated deficit	(318,592)	(263,823)
Total stockholders' equity	105,716	7,267
Total liabilities and stockholders’ equity	$208,668	$45,944

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue, primarily from a related party	$3,623	$814	$6,569	$1,367
Cost of sales	3,839	1,714	7,147	2,759
Gross profit	(216)	(900)	(578)	(1,392)

Expenses:
Sales and marketing expenses	6,177	1,249	9,618	2,389
Research and development expenses	8,289	5,604	16,402	12,602
General and administrative expenses	5,382	3,888	9,393	7,655
Operating loss	(20,064)	(11,641)	(35,991)	(24,038)
Other income (expense), net:
Interest income	241	37	425	58
Interest expense	(2,236)	(767)	(4,007)	(1,451)
Change in fair value of 2023 derivative	(10,166)	—	(15,013)	—
Other expense	(271)	(3)	(183)	(16)
Total other expense, net	(12,432)	(733)	(18,778)	(1,409)

Net loss	(32,496)	(12,374)	(54,769)	(25,447)
Total comprehensive loss	$(32,496)	$(12,374)	$(54,769)	$(25,447)

Basic and diluted net loss per common share	$(0.23)	$(0.12)	$(0.40)	$(0.26)
Basic and diluted weighted-average shares outstanding	138,767,873	103,689,994	137,923,135	98,825,088